GPS FUNDS II
THIRD AMENDMENT TO THE CUSTODY AGREEMENT

THIS THIRD AMENDMENT dated as of July 16, 2014, to the Custody Agreement, dated as of March 31, 2011, as amended September 1, 2012 and March 6, 2014 (the "Agreement"), is entered into by and between GPS FUNDS II, a Delaware statutory trust (the “Trust”), and U.S. BANK NATIONAL ASSOCIATION, a national banking association (the "Custodian").

RECITALS

WHEREAS, the parties have entered into the Agreement; and

WHEREAS, the parties desire to amend the list of funds of the Agreement; and

WHEREAS, Article 15.2 of the Agreement allows for its amendment by a written instrument executed by all parties.

NOW, THEREFORE, the parties agree to the following:

Amended Exhibit C shall be superseded and replaced in its entirety with Amended Exhibit C attached hereto.

Except to the extent amended hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Third Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

GPS FUNDS II	U.S. BANK NATIONAL ASSOCIATION

By: /s/ Carrie E. Hansen	By: /s/ Michael R. McVoy
Name: Carrie E. Hansen	Name: Michael R. McVoy
Title: President	Title: Senior Vice President

7/2014	1

Amended Exhibit C
to the Custody Agreement – GPS Funds II

Separate Series of GPS Funds II

Name of Series Date Added
GuidePath Strategic Asset Allocation Fund
GuidePath Tactical Constrained Asset Allocation Fund
GuidePath Tactical Unconstrained Asset Allocation Fund
GuidePath Absolute Return Asset Allocation Fund
GuideMark Global Real Return Fund
GuidePath Multi-Asset Income Asset Allocation Fund
GuidePath Fixed Income Allocation Fund
GuidePath Altegris Diversified Alternatives Allocation Fund

7/2014	2